SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2012

ELI LILLY AND COMPANY

(Exact name of registrant as specified in its charter)

Indiana	001-06351	35-0470950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Lilly Corporate Center Indianapolis, Indiana		46285
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (317) 276-2000

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Director.

The Board of Directors of Eli Lilly and Company elected William G. Kaelin, Jr., M.D., as a new member, effective June 4, 2012. Dr. Kaelin, 54, is a Professor in the Department of Medicine at Dana-Farber Cancer Institute and Brigham and Women’s Hospital, Senior Physician at Brigham and Women’s Hospital, and Associate Director, Basic Science, at the Dana-Farber/Harvard Cancer Center. As a member of Lilly’s board, Dr. Kaelin will serve on the science and technology committee and the finance committee. He will serve under interim election to fill a vacancy left by the retirement of Dr. Martin Feldstein and will stand for election by Lilly shareholders at the company’s annual meeting in May, 2014.

Dr. Kaelin received his medical degree from Duke University in 1982 and was a house officer in internal medicine at Johns Hopkins Hospital. He went on to become a medical oncology clinical fellow at the Dana-Farber Cancer Institute and a postdoctoral fellow in the laboratory of Dr. David Livingston. He became an independent investigator at Dana-Farber Cancer Institute in 1992 as a James S. McDonnell Scholar and became a Howard Hughes Medical Institute investigator in 1998.

Dr. Kaelin is an elected member of the Institute of Medicine and the National Academy of Sciences and has served on numerous boards and committees, including the American Association for Cancer Research’s Board of Directors and the National Cancer Institute Board of Scientific Advisors. He has received many awards for his work, including the Canada Gairdner International Prize, the AACR-Richard and Hinda Rosenthal Prize for Cancer Research, and the Paul Marks Prize for Cancer Research from Memorial Sloan-Kettering Cancer Center. Most recently, he was named co-recipient of the Scientific Grand Prize 2012 of the Lefoulon-Delalande Foundation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELI LILLY AND COMPANY

(Registrant)

By:	/s/ James B. Lootens
Name:	James B. Lootens
Title:	Secretary and Deputy General Counsel

Dated: June 4, 2012

3